Exhibit 23.3

        CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 17, 2004, with respect to the financial statements of Laxdale Limited included in the Registration Statement (Form F-3) and related Prospectus of Amarin Corporation plc for the registration of its ordinary shares up to a total dollar amount of $50,000,000.

ERNST & YOUNG LLP

Glasgow, Scotland